Rule 10f-3 Transaction Exhibit
Nuveen Massachusetts Dividend Advantage
Municipal Fund
FILE #811-09451
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF
SECURITY
<c>ISSUE SIZE
<c>AMOUNT
PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME
OF AFFILIATED BROKER
DEALER
5/21/08
Massachusetts Health & Ed.
Facilities Authority Revenue
Bonds
$129,970,000.00
$510,350.00
Citigroup
Global Markets, Inc.
Morgan Stanley & Co. Incorporated
Merrill Lynch & Co.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated